UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 30, 2015
PRIVATEBANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34066	36-3681151
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

120 South LaSalle Street Suite 400 Chicago, Illinois	60603
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (312) 564-2000
Not Applicable
(Former name or former address, if changed since last report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 – DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS
On July 24, 2015, on the recommendation of its Corporate Governance Committee, the board of directors (the “Board”) of PrivateBancorp, Inc. (the “Company”) increased the number of directors constituting the full Board from 10 to 12 and appointed Diane M. Aigotti and Richard S. Price to serve on the Board. Ms. Aigotti’s appointment was effective immediately. Mr. Price’s appointment will be effective on August 1, 2015. Ms. Aigotti will serve on the Board’s Business Risk Committee and Corporate Governance Committee. Mr. Price, upon the effectiveness of his appointment, will serve on the Board’s Business Risk Committee.
The Board determined that each of Ms. Aigotti and Mr. Price constitute an “independent director” as defined in Nasdaq Listing Rules.
Ms. Aigotti and Mr. Price each will receive compensation as a non-employee director in accordance with the Company’s non-employee director compensation practices (prorated based on their start dates), which are generally described in the Company’s Proxy Statement filed each year with the Securities and Exchange Commission.
The Company is not aware of any arrangements or understandings between the new directors and any other person pursuant to which either was selected as a director.
About Diane M. Aigotti
Ms. Aigotti has served as managing director and chief financial officer of Ryan Specialty Group, LLC, a Chicago-based global insurance organization, since its founding in 2010. Prior to that, she spent nearly eight years at Aon Corp. as its senior vice president, chief risk officer and treasurer. Earlier in her career, she served as vice president of finance at the University of Chicago Hospitals and Health System and as the budget director for the City of Chicago. She earned an M.B.A. from the University of Notre Dame and a bachelor’s degree in economics and political science from St. Mary’s College. Ms. Aigotti is a member of The Economic Club of Chicago and The Chicago Network and served on the board of directors of the Federal Home Loan Bank of Chicago from 2008 until earlier in 2015.
About Richard S. Price
Mr. Price is chairman and chief executive officer of Mesirow Financial Holdings, Inc., a privately-held diversified financial services firm headquartered in Chicago, a position he has held since March 2011. He joined Mesirow Financial in 1972 and has held a number of positions, including president and chief operating officer (from March 2006 through March 2011) and president of its Insurance Services Division, a post he held for 25 years. Mr. Price is actively involved in a wide array of charitable, nonprofit and civic organizations in the Chicago area, including as a Director of World Business Chicago, Rush University Medical Center and the Big Shoulders Fund. He is a member of The Economic Club of Chicago and the Executive Committee of the United States Holocaust Memorial Council.
Disclosures Required Pursuant to Item 404(a) of Regulation S-K
In the ordinary course of business, the Company’s subsidiary bank participates in lending groups that have extended credit to Ryan Specialty Group, LLC, and Mesirow Financial Holdings, Inc.  Such loans were made on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons and, in the opinion of management, do not involve more than the normal risk of collectability or present other unfavorable features.
Since the beginning of the last fiscal year, in the ordinary course of business and based on arm’s length negotiations, the Company has engaged various subsidiaries of Mesirow Financial to provide the following services:

•
A subsidiary of Mesirow Financial acts as the Company’s insurance broker with respect to its management liability and health and welfare insurance programs and policies. The subsidiary earned commissions from insurance providers of approximately $735,000 related to annual renewals of these policies in 2014 and has earned commissions of approximately $320,000 year-to-date in 2015.

•
Other subsidiaries of Mesirow Financial provide administrative services to the Company’s deferred compensation plan and investment management services to certain of the Company’s wealth management clients.  Mesirow Financial earned aggregate fees for these services of approximately $86,000 in 2014 and approximately $45,000 year-to-date in 2015. In addition, in 2015, Mesirow Financial has been engaged to provide investment advisory services to the Company’s 401(k) plan, the fees for which are paid by plan participants rather than by the Company. The initial annual fee is $65,000.

Mr. Price, as chief executive officer of Mesirow Financial, has not had direct involvement with the foregoing transactions, nor is his compensation directly or materially affected by the revenue earned by Mesirow Financial from such transactions, which is significantly less than 1% of its consolidated revenue.
(d) Exhibits

Exhibit	Description

99.1	Press Release dated July 30, 2015 (furnished to the SEC as part of this Form 8-K)
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIVATEBANCORP, INC.

Dated: July 30, 2015	By:	/s/ Jennifer R. Evans
Jennifer R. Evans
General Counsel and Corporate Secretary
INDEX TO EXHIBITS

Exhibit	Description

99.1	Press Release dated July 30, 2015 (furnished to the SEC as part of this Form 8-K)